UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES ACT OF 1934.

                                                 Commission File Number: 0-27101

                          National Boston Medical, Inc.
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             (Exact name of registrant as specified in its charter)

                           43 Taunton Green, 3rd Floor
                           Taunton, Massachusetts 02780
                           (508) 884-8820
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            (Address,   including  zip  code,   and  telephone   number,
            including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
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            (Title of each class of securities covered by this Form)

                                      None
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             (Titles of all other classes of securities for which a
             duty to file reports under section 13(a) or 15(d) remain)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        []           Rule 12h-3(b)(1)(i)      []
Rule 12g-4(a)(1)(ii)       []           Rule 12g-3(b)(1)(ii)     []
Rule 12g-4(a)(2)(i)        []           Rule 12g-3(b)(2)(i)      []
Rule 12g-4(a)(2)(ii)       []           Rule 12g-3(b)(2)(ii)     []
                                        Rule 15d-6               []

     Approximate number of holders of record as of the certification or notice date: 417.

     Pursuant to the requirements of the Securities Exchange Act of 1934 National Boston Medical, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

Date: February 11, 2000            By:      /s/ Daniel J.  Hoyng
                                            ---------------------------------
                                            Daniel J. Hoyng, President